Exhibit 10.1
STOCKHOLDERS’ AGREEMENT
This Stockholders’ Agreement (this “Agreement”) is made as of July 15, 2011 (the “Effective Date”), by and among BioMimetix Pharmaceutical, Inc., a Delaware corporation (the “Company”), Omni Bio Pharmaceutical, Inc., a Colorado corporation (the “Investor”), and the individuals listed on Exhibit A hereto (the “Common Holders” and, collectively with the Investors, the “Stockholders”).
PRELIMINARY STATEMENT
The Company and Investor have entered into a Stock Purchase Agreement pursuant to which Investor agreed to purchase from the Company, and the Company agreed to sell to Investor, shares of the Company’s Common Stock (the “Shares”). In connection with the purchase by Investor of the Common Stock, the Company agreed to grant to Investor certain rights set forth in greater detail herein.
In consideration of the mutual covenants and representations set forth below, the Company, the Investor and the Common Holders agree as follows:
AGREEMENT
1. Preemptive Rights.
(a) The Company hereby grants to Investor, the preemptive right to purchase its pro rata share of Additional Shares of Common Stock (as defined in Section 1(b) below) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. Investor’s pro rata share, for purposes of this Section 1, is equal to the ratio of (i) the number of shares of Common Stock owned by Investor immediately prior to the issuance of Additional Shares of Common Stock (assuming exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock held by Investor) to (ii) the total number of shares of Common Stock owned by all stockholders of the Company immediately prior to the issuance of Additional Shares of Common Stock (assuming exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock held by all stockholders of the Company).
(b) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company after the Effective Date, other than (i) the following shares of Common Stock and (ii) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities:
(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on the Common Stock Shares;
(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock;
(iii) shares of Common Stock issued upon the exercise of the Nonstatutory Stock Option entitling James Crapo to purchase up to 40,000 shares of Common Stock;
(iv) up to 20,000 shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company (the “Board”);

(v) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or
(vi) shares of Common Stock issued upon the exercise of the Warrant dated the date hereof and issued to Investor.
(c) Special Definitions. For purposes of this Section 1, the following definitions shall apply:
(i) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
(ii) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
(d) Investor Notice and Participation Procedures.
(i) In the event the Company proposes to undertake an issuance of Additional Shares of Common Stock, it shall give Investor written notice of its intention, describing the type of Additional Shares of Common Stock, and their price and the general terms upon which the Company proposes to issue the same. Investor shall have ten (10) days after any such notice is mailed or delivered to agree to purchase Investor’s pro rata share of such Additional Shares of Common Stock for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached hereto as Exhibit B, and stating therein the quantity of Additional Shares of Common Stock to be purchased.
(ii) In the event Investor fails to exercise fully the preemptive right within said ten-day period (the “Election Period”), the Company shall have 180 days thereafter to sell or enter into an agreement to sell that portion of the Additional Shares of Common Stock with respect to which Investor’s right of first refusal option was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Investor delivered pursuant to this Section 1. In the event the Company has not sold or agreed to sell such Additional Shares of Common Stock within such 180-day period following the Election Period, the Company shall not thereafter issue or sell any Additional Shares of Common Stock, without first again offering such securities to Investor in the manner provided herein.

2. Voting Rights. At any time when Investor owns at least 250,000 shares of Common Stock of the Common (subject to adjustment for stock splits, combinations and other similar events), the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least 76% of the then issued and outstanding shares of Common Stock for any vote taken or consent given on or before July 15, 2012 and the holders of at least 61% of the then issued and outstanding shares of Common Stock for any vote taken or consent given after July 15, 2012, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:
(a) sell all or substantially all of the assets or stock of the Company, whether by merger, acquisition or otherwise, or enter into an exclusive worldwide license agreement for all or substantially all of the assets of the Company; or
(b) liquidate, dissolve or wind-up the business and affairs of the Company, or consent to any of the foregoing.
3. Information Rights. The Company shall deliver to Investor as long as Investor owns at least 250,000 shares of Common Stock (subject to adjustment for stock splits, combinations and other similar events) the following:
(a) as soon as practicable, but in any event within 75 days after the end of each fiscal year of the Company: (i) an unaudited balance sheet as of the end of such year; (ii) unaudited statements of income and of cash flows for such year; and (iii) an unaudited statement of stockholders’ equity as of the end of such year; and
(b) as soon as practicable, but in any event within 30 days after the end of each of the first three quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter.
If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries. The Company will provide access to its books and records at all reasonable times to Investor and its auditors in order for Investor to prepare its own financial statements and to file any reports required to be filed with the U.S. Securities and Exchange Commission and any other regulatory agency. The Company will cooperate to the fullest extent reasonably possible to provide Investor with the financial and other information necessary for Investor to timely comply with its reporting obligations to the U.S. Securities and Exchange Commission and other regulatory agencies.
4. Election of Board of Directors.
(a) Agreement to Vote. Each of the Stockholders agrees to vote all of the shares of capital stock of the Company now held or hereafter acquired by them in accordance with the provisions of this Agreement at any and all regular or special meetings of Stockholders (or actions taken by written consent in lieu of holding an actual meeting, a “Written Consent”).
(b) Board Size. Notwithstanding any contrary or inconsistent provision of the bylaws of the Company (as the same may be amended and/or restated from time to time, the “Bylaws”), each of the Stockholders shall vote all of its shares of capital stock (or give its Written Consent) to ensure that the Company’s Board of Directors (the “Board”) shall have no more than three (3) members, unless otherwise approved by each of the Directors set forth in Section 4(c) below.
(c) Election of the Directors. On all matters relating to the election of the members of the Board, each of the Stockholders shall vote at all regular or special meetings of Stockholders (or by Written Consent) at which directors are to be elected all of its or his shares of the capital stock of the Company so as always to elect the following as directors of the Company:
(i) One member designated by James Crapo, who shall initially be James Crapo (the “Crapo Designee”). Any vacancy occurring because of the death, resignation or removal of the Crapo Designee shall be filled according to this Section 4(c)(1);

(ii) One member designated by Investor and reasonably acceptable to James Crapo, who shall initially be [                    ] (the “Omni Bio Designee”). Any vacancy occurring because of the death, resignation or removal of the Omni Bio Designee shall be filled according to this Section 4(c)(ii); and
(iii) Any additional directors shall be mutually acceptable to the Crapo Designee and the Omni Bio Designee.
(d) Removal. Any director of the Company may be removed from the Board in the manner allowed by law and the Company’s Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”) and Bylaws, but with respect to any director designated pursuant to Section 4(c) above, only upon the vote or written consent of the Stockholder entitled to designate such director or a determination by the Company’s legal counsel or outside legal counsel appointed by the Board that “Cause” exists for the removal of such director. “Cause” shall mean the commission by the director of an act or acts constituting any of the following: (a) dishonesty, fraud, embezzlement or gross negligence in connection with the director’s duties as an employee or director of the Company; (b) material breach of any non-disclosure, non-competition or non-solicitation agreement with the Company; (c) misappropriation of a business opportunity of the Company; (d) conduct (whether occurring prior to or after commencement of employment or service as a director) that constitutes a crime involving moral turpitude or conviction of, or pleading of nolo contendre to, a felony; or (e) breach of his or her fiduciary duties to the Company.
(e) Each successor of such removed director shall be designated by only that Stockholder (or his successors) who designated such removed director, and such successor shall be elected in the same manner as provided in Section 4(c) above.
(f) Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Section 4 by any party, that this Section 4 shall be specifically enforceable, and that any breach or threatened breach of this Section 4 shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
(g) Grant of Proxy. Upon the failure of any Stockholder to vote its shares of capital stock in accordance with the terms of this Agreement, such Stockholder hereby grants to a Stockholder designated by the Board a proxy coupled with an interest in all shares of capital stock owned by such Stockholder, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or until this Section 4(g) is amended to remove such grant of proxy.
5. Confidentiality. Investor agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 4 by Investor), (b) is or has been independently developed or conceived by Investor without use of the Company’s confidential information or (c) is or has been made known or disclosed to Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that Investor may disclose confidential information: (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law, provided that Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

6. Miscellaneous.
(a) Legend. Each certificate representing shares of the capital stock of the Company held by a Stockholder shall bear a legend reading as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT (A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE STOCKHOLDERS’ AGREEMENT.”
(b) Amendments and Waivers. This Agreement or any provision hereof may be amended or terminated only by the agreement of: (i) the Company; (ii) Investor; and (iii) the Common Holders holding at least a majority of the shares of Common Stock then held by the Common Holders. Notwithstanding the foregoing, individuals or entities which own share of Common Stock as of the Effective Date or which acquire shares of the Common Stock after the Effective Date (whether upon exercise of a stock option or otherwise) may become parties to this Agreement, by executing a counterpart signature page to this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of Investor. Any waiver or amendment effected in accordance with this Section shall be binding upon each then-current party to this Agreement and each future party to this Agreement.
(c) Any waiver or amendment effected in accordance with this Section shall be binding upon each then-current party to this Agreement and each future party to this Agreement.
(d) Termination. This Agreement shall terminate upon the earliest to occur of: (i) the written consent of: (A) the Company, (B) Investor and (C) the Common Holders holding at least a majority of the then-outstanding shares of the Common Stock then held by the Common Holders; (ii) the closing date of an underwritten public offering of the Company’s Common Stock or other equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended; (iii) such time as the Company is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; or (iv) the closing of a consolidation or merger of the Company (but only with respect to a consolidation or merger pursuant to which stockholders of the Company (determined prior to such consolidation or merger) hold less than 50% of the voting equity of the surviving corporation) or the sale of all or substantially all of the assets of the Company.
(e) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any of the Shares or any shares of Common Stock acquired upon the exercise of the Warrant dated the date hereof and issued by the Company to Investor). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f) Entire Agreement; Governing Law. This Agreement constitutes the entire agreement among the Company and Investor with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and Investor with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(h) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
(i) Notices. Unless otherwise provided herein, all notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to (i) in the case of the Company, at the address on the signature page to this Agreement or (ii) in the case of a Stockholder, at the address below his, her or its respective name on the signature page to this Agreement.
(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into this Stockholders’ Agreement effective as of the date first written above.

COMPANY: BIOMIMETIX PHARMACEUTICAL, INC.
By:
James Crapo, President and CEO
Address: 5350 S. Roslyn Street Suite 430 Greenwood Village, CO 80111

IN WITNESS WHEREOF, the parties hereto have entered into this Stockholders’ Agreement effective as of the date first written above.
INVESTOR:
OMNI BIO PHARMACEUTICAL, INC.

By:
Name:
Title:
Address:
5350 S. Roslyn Street
Suite 430
Greenwood Village, CO 80111

IN WITNESS WHEREOF, the parties hereto have entered into this Stockholders’ Agreement effective as of the date first written above.
COMMON HOLDERS:

James Crapo
Address:
5350 S. Roslyn Street
Suite 430
Greenwood Village, CO 80111

Robert Ogden

Address: 5350 S. Roslyn Street
Suite 430
Greenwood Village, CO 80111

EXHIBIT A
COMMON HOLDERS
James Crapo
5350 S. Roslyn Street
Suite 430
Greenwood Village, CO 80111
Robert Ogden
5350 S. Roslyn Street
Suite 430
Greenwood Village, CO 80111

EXHIBIT B
NOTICE AND WAIVER/ELECTION OF
PREEMPTIVE RIGHTS
I do hereby waive or exercise, as indicated below, the preemptive rights granted to the undersigned pursuant to that certain Stockholders’ Agreement dated as of July  _____, 2011, by and among BioMimetix, Inc. (the “Company”), and the individuals and entities party thereto (the “Agreement”) [Please check only one]:
☐	WAIVE in full the preemptive right granted to me under the Agreement with respect to the issuance of the Additional Shares of Common Stock, and any related notice period set forth therein.

☐
ELECT TO PARTICIPATE in $                     of the Additional Shares of Common Stock proposed to be issued by the Company, representing less than my pro rata portion of the aggregate of $                     in Additional Shares of Common Stock being offered in the financing.

☐
ELECT TO PARTICIPATE in $                     of the Additional Shares of Common Stock proposed to be issued by the Company, representing my full pro rata portion of the aggregate of $                     in Additional Shares of Common Stock being offered in the financing.

If Signing as an Individual:	If Signing on Behalf of an Entity:

Printed Name of Individual	Printed Name of Entity

Signature	Signature

Date	Printed Name of Signatory

Title of Signatory

Date
This is neither a commitment to purchase nor a commitment to issue the Additional Shares of Common Stock described above. Such issuance can only be made by way of definitive documentation related to such issuance. The Company will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.